Exhibit 99.1

Health Assurance Acquisition Corp. Receives Expected Notice From Nasdaq Regarding Delayed Quarterly Report

San Francisco – June 4, 2021 – Health Assurance Acquisition Corp. (Nasdaq: HAACU) (the “Company”) today announced that, on May 28, 2021, it received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Nasdaq notice has no immediate impact on the listing or trading of the Company’s SAILSM securities, Class A common stock or warrants on Nasdaq.

Nasdaq has informed the Company that, under the Nasdaq’s listing rules, the Company has 60 calendar days from the date of the initial Nasdaq notification letter, or until July 27, 2021, to file the Q1 2021 Form 10-Q with the SEC. If the Company is unable to file the Q1 2021 Form 10-Q with the SEC by July 27, 2021, the Company is permitted to submit a plan to regain compliance with the Nasdaq’s listing rules.

As previously reported by the Company in its Form 12b-25 filed with the SEC on May 12, 2021, the Company is currently determining the extent to which the April 12, 2021 statement released by the Staff of the SEC relating to the accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”) will impact its financial statements as of and for the fiscal quarter ended March 31, 2021, which will be included in the Q1 2021 Form 10-Q.

The Company is working diligently to complete the Q1 2021 Form 10-Q and expects to file such report as soon as practicable.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Company’s filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact

Ronda Scott
General Catalyst

rscott@generalcatalyst.com
650-618-5900